                           SCHEDULE 14A  INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant (x)
Filed by a Party Other Than the Registrant ( )

Check the appropriate box:


( ) Preliminary Proxy Statement ( ) Confidential, for use of the Commission Only (as
                          permitted by Rule 14a-6(e)(2)



(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12


                            SCHULT HOMES CORPORATION
                (Name of Registrant as specified in its charter)

      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the Appropriate Box):


( )  No Fee Required
( )  Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.
      (1) Title of each class of securities to which transaction applies: Common Shares, Employee Share Options, Directors' Compensation Plan Shares.
      (2)  Aggregate Number of Securities to which transaction applies:
           4,475,875 Common Shares, 180,000 Employee Share Options, 381 Employee Share Purchase shares, and 9,174 Directors' Compensation Shares.
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           $22.50 per Share (being the amount payable to the Registrant's shareholders in the proposed merger).
      (4)  Proposed maximum aggregate value of transaction:  $104,972,175.00.
      (5)  Total fee paid: $20,994.44.
(X)  Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount previously paid:
      (2)  Form, Schedule, or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                            SCHULT HOMES CORPORATION
                                221 U.S. 20 West
                                  P.O. Box 151
                           Middlebury, Indiana  46540

                              ____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           TO BE HELD APRIL 1, 1998

                              ____________________



     A Special Meeting of Shareholders of Schult Homes Corporation ("Schult") will be held at Das Dutchman Essenhaus, 240 U.S. 20 West, Middlebury, Indiana, on April 1, 1998, at 1:30 P.M., E.S.T.


     The Special Meeting will be held (i) to consider and vote on adoption of an Acquisition Agreement and the Plan of Merger (collectively, the "Acquisition Agreement") with A&B Acquisition Corp., an Indiana corporation ("Merger Sub"), and its parent, Oakwood Homes Corporation ("Oakwood") dated January 5, 1998; and (ii) to transact such other business as may properly come before the Special Meeting or any adjournment thereof. A copy of the Acquisition Agreement is included with the Proxy Statement, and you should consider the entire Proxy Statement. Pursuant to the Acquisition Agreement, Merger Sub will be merged into Schult (the "Merger"), Schult will become a wholly owned subsidiary of Oakwood, and each Schult Common Share will be converted into the right to receive $22.50 in cash, without interest (the "Merger Price").


     Only shareholders of record on the books of Schult at the close of business on March 4, 1998, the record date with respect to this solicitation, will be entitled to notice of and to vote at the Special Meeting and any adjournment thereof.


     All shareholders are cordially invited to attend the Special Meeting in person. If you are unable to do so, please execute the enclosed proxy and return it in the enclosed addressed envelope, since a majority of the outstanding shares must be represented at the meeting in order to transact business. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the Meeting and vote your shares in person, if you wish.

THE BOARD OF DIRECTORS OF SCHULT HAS UNANIMOUSLY DETERMINED THAT THE ACQUISITION AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF SCHULT AND ITS SHAREHOLDERS, AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE ACQUISITION AGREEMENT BY SCHULT SHAREHOLDERS.

Please complete, sign, date and return the enclosed proxy promptly, whether or not you intend to attend the meeting. A self-addressed, stamped envelope is enclosed for your convenience. PLEASE DO NOT SEND SHARE CERTIFICATES AT THIS TIME. If the Schult Shareholders approve the Merger and the Merger becomes effective, Schult will provide written notice of consummation of the Merger, together with instructions on the manner in which you are to transmit your Share certificates for surrender and receive the Merger Price.

                                    By Order of the Board of Directors,

                                    SCHULT HOMES CORPORATION


                                    Kennard R. Weaver

March 4, 1998                                   Secretary
Middlebury, Indiana

                            SCHULT HOMES CORPORATION
                                221 U.S. 20 West
                                  P.O. Box 151
                           Middlebury, Indiana  46540

                        SPECIAL MEETING OF SHAREHOLDERS


                           TO BE HELD APRIL 1, 1998


                              ____________________

                                PROXY STATEMENT
                              ____________________


                            SOLICITATION OF PROXIES


                 Approximate date of mailing - March 4, 1998



     The accompanying proxy is solicited by the Board of Directors of Schult Homes Corporation ("Schult") for use at Schult's Special Meeting of Shareholders to be held at Das Dutchman Essenhaus, 240 U.S. 20 West, Middlebury, Indiana, on April 1, 1998, at 1:30 P.M., E.S.T., and at any and all adjournments thereof. All shares represented by each properly executed unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. Any shareholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of Schult, by a subsequent proxy executed by the person executing the prior proxy and presented to the Meeting, or by attendance at the Meeting and voting in person by the person executing the proxy.



     The Proxy Statement is being mailed to Schult's shareholders on or about March 4, 1998. The solicitation will be made by mail at Schult's expense, and expenses will include reimbursements paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the meeting to beneficial owners of Schult Common Shares. Further solicitation of proxies may be made by telephone or oral communication with some shareholders. All such further solicitation will be made by Schult's regular employees who will not receive additional compensation for that solicitation. The mailing address of Schult's principal executive offices is 221 U.S. 20 West, P.O. Box 151, Middlebury, Indiana 46540.


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


                                                                                                    Page
                                                                                                    ----
FORWARD-LOOKING STATEMENTS........................................................................... 3
VOTE REQUIRED TO APPROVE THE MERGER.................................................................. 3
AVAILABLE INFORMATION................................................................................ 3
SUMMARY.............................................................................................. 4
   Parties........................................................................................... 4
   The Special Meeting............................................................................... 4
   Recommendation of Schult's Board of Directors..................................................... 4
   Interests of Certain Persons in the Merger........................................................ 5
   Opinion of Financial Advisor...................................................................... 5
   Source and Amount of Funds........................................................................ 6
   Conditions to the Merger.......................................................................... 6
   Treatment of Share Options and Directors' Units................................................... 6
   Effective Time.................................................................................... 7
   Termination....................................................................................... 7
   Certain Federal Income Tax Consequences........................................................... 7
   Regulatory Approvals.............................................................................. 8
   Cancellation of Schult Share Certificates......................................................... 8
   Dissenters' Rights................................................................................ 8
SUMMARY FINANCIAL INFORMATION CONCERNING SCHULT...................................................... 8
MARKET VALUE INFORMATION............................................................................. 9
EXPENSES AND SOLICITATION........................................................................... 10
INDEPENDENT PUBLIC ACCOUNTANTS...................................................................... 10
SHAREHOLDER PROPOSALS............................................................................... 10
THE ACQUISITION AGREEMENT........................................................................... 10
FACTORS TO BE CONSIDERED............................................................................ 14
BACKGROUND OF THE MERGER............................................................................ 14
RECOMMENDATIONS OF THE BOARD:  FAIRNESS OF THE MERGER............................................... 16
OPINION OF FINANCIAL ADVISOR........................................................................ 17
CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................................................. 21
ACCOUNTING TREATMENT OF THE MERGER.................................................................. 21
DISSENTERS' RIGHTS.................................................................................. 22
INTERESTS OF CERTAIN PERSONS IN THE MERGER.......................................................... 22
HOLDINGS OF SCHULT COMMON SHARES.................................................................... 22
   Persons Known to Own Beneficially More Than Five Percent (5%) of Outstanding Shares.............. 23
   Security Ownership of Certain Schult Management.................................................. 23
OPTIONS TO PURCHASE SCHULT COMMON SHARES............................................................ 24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................... 25
OTHER MATTERS....................................................................................... 26
ACQUISITION AGREEMENT............................................................................... Exhibit 1
FAIRNESS OPINION LETTER............................................................................. Exhibit 2

                          FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains certain forward-looking statements. These statements are made upon assumptions by Schult management based upon facts known to them when the statements are made, and Schult does not intend to update these statements in the future. There are risk factors in Schult's business, including interest rates and general economic conditions, sudden increases in materials costs, increased interest rates for retailers and consumers, and weather adversely affecting production and shipments. Consumer confidence levels affect purchases of homes, and shifts may occur suddenly. There have been significant changes in the retail sale and distribution of manufactured homes in recent months, and this trend may continue or other developments may occur with adverse effects on Schult's sales. Additional factors which may affect Schult's performance may be found in other filings by Schult with the United States Securities and Exchange Commission (the "Commission"), to which reference is made.

                      VOTE REQUIRED TO APPROVE THE MERGER


     Holders of record of the 4,475,875 Schult common shares (the "Shares") outstanding at the close of business on March 4, 1998, the record date with respect to this solicitation, will be entitled to notice of the Meeting and to one vote per share at the Meeting and any adjournment or adjournments thereof. The holders of at least 2,237,938 Shares, a majority of the Shares, must vote in favor of the Acquisition Agreement in order to obtain approval.


                             AVAILABLE  INFORMATION

     Schult is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and files periodic reports, proxy statements, and other information statements with the Commission. All of those documents may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the public reference facilities of the regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of such information may be obtained by mail from the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Commission maintains a World Wide Web site at http:\\www.sec.gov, with copies of all such reports available there.

                                    SUMMARY

     This summary highlights information found in this Proxy Statement, is not complete, and is qualified in its entirety by reference to the information found in the remaining portions of this Proxy Statement. Shareholders are urged to read the entire Proxy Statement carefully, which describes the material provisions of the Acquisition Agreement and the exhibits to it. Shareholders should also read the entire Acquisition Agreement and the opinion of ABN AMRO Chicago Corporation ("AACC"), a copy of each of which is included with this Proxy Statement.

     Parties. Schult, an Indiana corporation, is the eighth largest manufacturer of manufactured homes in the United States, and it manufactures and distributes, through independent retailers, both manufactured homes (built according to the National Manufactured Home Construction and Safety Standards
Act) and modular homes (built pursuant to the various State building codes). Schult serves markets nationwide with manufacturing facilities in Middlebury and Etna Green, Indiana; Milton and Lewistown, Pennsylvania; Redwood Falls, Minnesota; Navasota, Texas; Plainville, Kansas; Buckeye, Arizona; and Hermiston, Oregon. Its principal executive offices are at 221 U.S. Highway 20, Middlebury, Indiana 46540.

     Oakwood, which was founded in 1946, designs, manufactures and markets manufactured homes and finances the majority of its sales. Oakwood operates five manufacturing plants in North Carolina, five in Georgia, three in Texas, and one each in California, Colorado, Oregon and Tennessee. Oakwood's manufactured homes are sold at retail primarily through 300 Oakwood owned and operated sales centers. Oakwood writes insurance for customers choosing to purchase insurance and reinsures the risk on the insurance it writes.
Oakwood's Common Stock is listed on the New York Stock Exchange and trades under the symbol OH. Oakwood's principal executive offices are located at 7800 McCloud Road, Greensboro, North Carolina 27409. Merger Sub is a wholly-owned subsidiary of Oakwood Homes Corporation, organized for the purpose of merging with Schult. Merger Sub's principal executive offices are located at 7800 McCloud Road, Greensboro, North Carolina 27409.


     The Special Meeting. The Special Meeting of the shareholders of Schult will be held at 1:30 P.M., April 1, 1998, at Das Dutchman Essenhaus, 240 U.S. 20 West, Middlebury, Indiana 46540 to permit Schult shareholders to consider and vote upon a proposal to approve the Merger provided for in the Acquisition Agreement. If approved by the Schult shareholders, as a result of the Merger, Schult shareholders will have the right to receive $22.50 per share (without interest) for each Share held at the Effective Time of the Merger, and Oakwood, through its acquisition subsidiary Merger Sub, will acquire Schult. Only shareholders of record on March 4, 1998, will be permitted to vote at the Special Meeting. The affirmative vote of a majority of the Shares will be required to approve the Acquisition Agreement. The obligations of Schult and Merger Sub to consummate the Acquisition Agreement are conditioned upon, among other things, the affirmative vote of a majority of the Shares approving the Merger. See "Factors to be Considered."


     Recommendation of Schult's Board of Directors.   SCHULT HOMES
CORPORATION'S BOARD OF DIRECTORS HAS UNANIMOUSLY  DETERMINED THAT

THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT, TAKEN AS A WHOLE, ARE FAIR TO, AND ARE IN THE BEST INTERESTS OF SCHULT'S COMMON SHAREHOLDERS. THE BOARD RECOMMENDS APPROVAL OF THE ACQUISITION AGREEMENT. For discussion of the factors considered by the Board, see "Recommendations of the
Board: Fairness of the Merger."


     Interests of Certain Persons in the Merger.  Schult's Board of
Directors and Executive Officers have significant holdings of Schult Common Shares, and options to purchase shares. See "Holdings of Schult Common Shares-Security Ownership of Certain Schult Management" and "Options to Purchase Schult Common Shares". In addition, upon consummation of the Merger, certain Schult Officers (Walter E. Wells, John P. Guequierre, Ervin L. Bontrager, William S. Reasor, and Frederick A. Greenawalt) will enter into two-year noncompete agreements, providing for certain severance benefits at the rate of base compensation currently being received, in addition to the bonus compensation earned for the fiscal year ended June 27, 1997. In addition, Oakwood's management will recommend to the compensation committee of Oakwood's Board of Directors that certain Schult Officers (Walter E. Wells, John P. Guequierre, Ervin L. Bontrager, and William S. Reasor) will be granted options to purchase Oakwood Shares, at the market price for Oakwood Shares on the date of the grant. See "Interests of Certain Persons in the Merger." Further, Schult's Articles of Incorporation provide for indemnification of all of Schult's Directors and Officers by Schult for their actions, including their approval and recommendation of the Acquisition Agreement and all actions taken in connection with the Merger.


     Opinion of Financial Advisor. Schult retained AACC as its financial advisor to render an opinion as to the fairness of the Merger Price to Schult's shareholders. See "Opinion of Financial Advisor." Schult selected AACC because of its reputation, its knowledge of the industry, and its past relation to Schult. Schult contacted or interviewed other potential financial advisors prior to selecting AACC. On January 5, 1998, AACC rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in its written opinion, the Merger Price to be received by Schult shareholders is fair to them from a financial point of view. A copy of AACC's opinion is included with this Proxy Statement.


     In connection with its opinion, AACC reviewed the Acquisition Agreement and held discussions with certain senior Officers of Schult, members of its Board of Directors, and other representatives and advisors of Schult concerning the business, operations, and prospects of Schult. AACC reviewed the financial terms of the Merger as set forth in the Acquisition Agreement in relation to:
(i) current and historical market prices of the Shares; (ii) Schult financial and operating data; and (iii) the capitalization and financial condition of Schult. In addition, AACC considered, to the extent publicly available, the financial terms of certain other companies whose operations AACC considered relevant in evaluating those of Schult. In rendering its opinion, AACC assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, and it did not make, obtain or assume any responsibility for independent verification of such information. In addition, AACC did not make an independent evaluation or appraisal of Schult. In connection with AACC's engagement, AACC did not solicit indications of interest from third parties for the possible acquisition of Schult. Neither did AACC recommend or determine the amount of consideration to be paid. See "Opinion of Financial Advisor."


     Schult has agreed to pay AACC a noncontingent financial advisory fee of $300,000 for its services as financial advisor to the transaction. AACC served as one of the lead underwriters for Schult's public offering of shares in 1992. An additional fee of up to 1% of the transaction price may be paid in the event a transaction at a cash price greater than $22.50 per Share is consummated.


     Source and Amount of Funds. The total amount of funds necessary to accomplish payment to Schult shareholders is estimated to be $102,000,000, which is expected to be available to Oakwood and Merger Sub primarily from a $100,000,000 credit facility from NationsBank. Oakwood has received a commitment from NationsBank, which is subject to a number of conditions described in "Conditions to the Merger."

     Conditions to the Merger. The obligations of Schult, Merger Sub, and Oakwood to conclude the Merger are conditioned upon approval of the Merger by a majority of the Shares; and to expiration or waiver of the waiting period under the Hart-Scott-Rodino Act of 1976, as amended. Oakwood's obligation to close is also conditioned upon Oakwood having obtained financing in the amount of $100 million and on terms and conditions set forth in a commitment letter with NationsBank, N.A. and NationsBanc Montgomery Securities; its receipt of certain Phase I environmental assessments with respect to Schult's properties and the results of any reports from any supplemental testings deemed advisable thereby which shall not disclose remediation or other work deemed advisable in excess of $500,000, and any additional environmental due diligence by Oakwood shall not disclose any condition or liability expected to have a material adverse effect on Schult; and that certain key employees of Schult shall have entered into agreements with Oakwood restricting their ability to compete with Oakwood and providing for the payment by Oakwood of certain severance benefits in the event their employment is terminated by Oakwood. Oakwood may waive these closing conditions. Oakwood's obligation to close was also conditioned (on the date the Acquisition Agreement was signed), upon its review for a specified period of Schult's business operations and certain other matters relating to Schult not disclosing any information or conditions which an investor would reasonably expect to have a material adverse effect on Schult or information or conditions materially adversely different than that disclosed in Schult's filings with the Commission. The time period for both such reviews has now lapsed, and Oakwood has not notified Schult of any obstacle to closing. In addition, the obligations of each party are subject to certain customary closing conditions that may be waived by the party benefitting from the condition, including that all representations and warranties made by either party are true as of the Effective Time. See the Acquisition Agreement included with this Proxy Statement.

     Treatment of Share Options and Directors' Units.   Existing options to
purchase Schult Common Shares will be either converted into options to purchase Oakwood Shares at the exchange ratio described in the Acquisition Agreement, or exercised at the option price and the Shares issued upon exercise will then receive the right to receive the Merger Price, at the election of the holders of the options. Employee Share Purchase Plan shares will have the right to receive cash at the Merger Price. Directors' Compensation Plan Units will be converted into Schult

Common Shares and converted into the right to receive cash at the Merger Price. See the Acquisition Agreement.

     Effective Time. The parties intend that the Closing will take place as soon as possible after the conditions of the Acquisition Agreement are met. The Effective Time of the Merger shall be the time the Plan of Merger is filed with the Indiana Secretary of State.

     Termination. The Acquisition Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by Schult shareholders by mutual written consent of Schult and Oakwood. In addition, the Acquisition Agreement may be terminated by either Schult or Oakwood if (a) the Acquisition Agreement and the Plan of Merger are not approved by Schult's shareholders at the shareholders' meeting; (b) the Merger is not consummated by May 15, 1998; or (c) a court or other regulatory or administrative agency or commission has issued an order or ruling permanently restraining, enjoining or otherwise prohibiting the Merger. The Acquisition Agreement may be terminated by Schult, if Oakwood has materially breached its covenants set forth in the Acquisition Agreement and such breach has not been cured, or if prior to approval of the Acquisition Agreement by Schult's shareholders, Schult receives an unsolicited proposal with respect to a merger, share exchange, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Schult and the Schult Board of Directors determines that to proceed with the Merger would violate its fiduciary duties and has paid any required termination fee. Finally, the Acquisition Agreement may be terminated by Oakwood if there has been a breach by Schult of any representation or warranty set forth in the Acquisition Agreement which would have a material adverse effect on Schult or if Schult has materially breached its covenants set forth in the Acquisition Agreement and such breach has not been cured. Although the Acquisition Agreement provides that Oakwood may terminate if the Disclosure Memorandum delivered by Schult discloses any information that is expected to have a material adverse effect on Schult, the Disclosure Memorandum did not disclose any such information.

     In the event that prior to July 15, 1998, Schult announces, enters into a letter of intent or definitive agreement, or consummates a transaction other than the Merger which provides for the disposition of a controlling interest in Schult or the sale or transfer of substantially all of Schult's assets, Schult has agreed to pay to Oakwood, up to a maximum of $3 million, an amount equal to
(i) 100% of the difference, up to $1 million and (ii) 50% of the remaining difference above $1 million, between the consideration to be paid pursuant to such other transaction over $22.50 per share times the Shares outstanding on January 5, 1998. See "The Acquisition Agreement -- Termination."

     Certain Federal Income Tax Consequences. In general, the receipt of cash for Shares pursuant to the terms of the Acquisition Agreement will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and other purposes as well. Schult has not obtained an opinion of tax counsel as to the federal and state income tax consequences of the Merger to the Schult Shareholders. Shareholders are urged to consult their own tax advisors to consider the particular tax consequences of the Merger to them. See "The Merger -- Certain Federal Income Tax Consequences."


     Regulatory Approvals. Schult and Oakwood are not aware of any required regulatory approvals for consummation of the Merger, other than expiration or waiver of the waiting period under the Hart-Scott-Rodino Act. Schult and Oakwood have filed under the Hart-Scott-Rodino Act, and the waiting period expires on February 20, 1998 at 11:59 p.m.


     Cancellation of Schult Share Certificates.   As soon as practicable after
the Effective Time, notice of consummation of the Merger, together with a letter of transmittal for surrendering Shares in exchange for cash, will be mailed to Schult shareholders. DO NOT SURRENDER YOUR SHARES UNTIL YOU RECEIVE SUCH A LETTER OF TRANSMITTAL.

     Dissenters' Rights. Under the Indiana Business Corporation Law (the "IBCL"), holders of the Shares will not be entitled to appraisal rights in connection with the Merger. See "Dissenters' Rights."

                SUMMARY FINANCIAL INFORMATION CONCERNING SCHULT


     The selected summary consolidated financial data presented below for each of the last five fiscal years and for the six months ended December 27, 1997, have been derived from Schult's historical financial statements. This data should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report of Schult on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended June 28, 1997, and the Quarterly Report on Form 10-Q for the quarters ended September 27, 1997, and December 27, 1997, as amended by Form 10-Q/A, which are incorporated by reference into this Proxy Statement. See "Incorporation of Certain Documents by Reference."


                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                  SIX MONTHS ENDED                              FISCAL YEAR ENDED JUNE
                              12/27/97        12/28/96           1997           1996            1995            1994      1993
                              --------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA
  NET SALES                   $175,626        $178,667        $347,769        $316,267        $287,937        $259,616  $207,822
  OPERATING INCOME               5,218           8,185          15,121          11,439           7,706          10,251     7,497
  NET INCOME                     3,292           4,964           9,191           6,772           4,375           6,046     4,317

PER SHARE (DOLLARS)(1)
  NET EARNING                     0.72            1.10            2.03            1.51            0.97            1.34      0.97
  DIVIDENDS PAID                  0.10            0.08            0.18            0.15            0.13            0.12      0.10

BALANCE SHEET DATA
  TOTAL ASSETS                $100,591         $89,801        $100,156         $89,733         $75,333         $67,378   $56,499
  CURRENT PORTION OF
    LONG-TERM DEBT                 131             274             131             710           1,000             994       623
  LONG-TERM DEBT                 3,494             625             555             684           3,695           2,390     3,385
  SHAREHOLDERS' EQUITY          49,020          42,712          46,790          38,109          31,961          28,358    22,708

________________________________
(1) The basic and diluted earnings per share for each of the periods are identical, since there is no actual dilution.

                            MARKET VALUE INFORMATION

     The last sale price of Shares on January 2, 1998, the last trading day preceding the date of the announcement of the Merger, as reported on the American Stock Exchange, was $20.50. On November 28, 1997, the date a cash sale price of $22.50 was first suggested by Oakwood, the last sale price of Shares was $17.75, as reported on the American Stock Exchange. On December 18, 1997, the date Oakwood and Schult entered into a standstill and expense reimbursement agreement, the last sale price of Shares was $19.25, as reported on the American Stock Exchange.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be paid by Schult. In addition to soliciting proxies by mail, Officers and employees of Schult, without receiving additional compensation therefor, may solicit proxies by telephone, fax, or in person. In addition, Schult has continued to retain the services of Financial Relations Board to communicate with its shareholders. Schult has agreed to pay a noncontingent fee of $300,000 to AACC, its financial advisor, for its financial advisory services. An additional contingent fee of up to 1% of the transaction price may be paid in the event a transaction at a cash price greater than $22.50 per Share is consummated. Legal and accounting fees paid in preparation of this proxy statement are being paid by Schult.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Schult's independent public accountants, KPMG Peat Marwick, will be present at the Special Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     If the Merger is not consummated, shareholders having proposals that they desire to include in the Board of Directors' Proxy and Proxy Statement relating to Schult's next annual meeting should submit such proposal no later than May 31, 1998. To be included, all such submissions must comply with the requirements of Rule 14a-8 of the Exchange Act. Submissions should be mailed to Schult Homes Corporation, 221 U. S. Highway 20, P.O. Box 151, Middlebury, Indiana 46540.

                           THE ACQUISITION AGREEMENT

     Pursuant to the terms of the Acquisition Agreement, Merger Sub will merge with and into Schult, with Schult as the surviving corporation and continuing as a wholly-owned subsidiary of Oakwood. Under the Acquisition Agreement, upon the consummation of the Merger, each Share issued and outstanding will be converted into the right to receive $22.50, and each outstanding stock option right to purchase one Share shall be converted into the right to purchase
0.6792 of a share of Oakwood Common Stock and the stock option exercise price will be adjusted by dividing the current option exercise price by 0.6792.

     This description of the material provisions of the Acquisition Agreement is qualified by the Acquisition Agreement itself, which is included with this Proxy Statement. You should read the Acquisition Agreement in its entirety.

     Basic Plan. The Acquisition Agreement is between Oakwood Homes Corporation ("Oakwood"), A&B Acquisition Corp. (the "Merger Sub") , and Schult Homes Corporation ("Schult"), and is dated January 5, 1998. It provides for the merger of Merger Sub into Schult, with Schult the Surviving Corporation, as
a wholly-owned subsidiary of Oakwood.   The Closing will take place as soon as
possible after the conditions of the Acquisition Agreement are met.

The Effective Time of the Merger shall be the time the Plan of Merger is filed with the Secretary of State of Indiana.

     The Articles of Incorporation and the Bylaws of Schult shall be the articles and bylaws of the Surviving Corporation, subject to subsequent amendment.

     Conversion of Shares. At the Effective Time, each of the outstanding Shares will be converted into the right to receive $22.50 in cash, and the Shares will cease to exist and will have no further rights.

     Exchange Agents. Harris Trust Bank, Schult's Share transfer agent, will serve as the Exchange Agent. The Exchange Agent may withhold such amounts from the Merger Price as are required under the Internal Revenue Code.

     Representations and Warranties by Schult. The Acquisition Agreement provides for the customary representations and warranties by Schult, including without limitation representations and warranties as to its current financial condition; ownership of assets; organization; liabilities; conflicts with other agreements to which Schult is a party; the filing of all required forms with the Commission and that all such forms were prepared in accordance with the Securities Act of 1933 and the Exchange Act and did not at the time they were filed contain an untrue statement of fact or omit to state a material fact; that the Schult financial statements were prepared in accordance with generally accepted accounting principles and certain other financial matters; disclosure of events since June 28, 1997; certain tax matters and tax returns; employees and fringe benefit plans; condition of assets, including compliance with environmental laws; warranty and product liability matters; and dealer arrangements. In addition, Schult was required to deliver to Oakwood a Disclosure Memorandum setting forth certain disclosures regarding Schult, including any exceptions to Schult's representations and warranties contained in the Acquisition Agreement. In the event that, in Oakwood's reasonable judgment, any information contained in the Disclosure Memorandum constituted or would have a Schult Material Adverse Effect on Schult, Oakwood was entitled to terminate the Acquisition Agreement. The right to make that determination expired on January 27, 1998.


     Environmental Matters.   Oakwood has engaged environmental firms to
perform Phase I investigations at each of Schult's facilities, and certain supplemental environmental testing, and Schult is required to disclose any significant environmental concerns in the past or present.


     Conditions of Closing. Both Oakwood's and Schult's obligations to Close depend upon the performance by the other of all covenants of the Acquisition Agreement and upon all representations and warranties being true as of the Effective Time. As noted below, shareholder approval and the requirements of Hart-Scott-Rodino may not be waived. Their obligations to perform are also conditioned upon approval of the Acquisition Agreement by a majority of the outstanding Shares, expiration or early termination of the Hart-Scott-Rodino period, the absence of any legal action intended to restrain or prohibit the Merger, and maintenance of the fairness opinion by AACC, in addition to obtaining other consents, if any, necessary to the Merger.

Both Oakwood and Schult would be entitled to waive any of these other conditions that remain unsatisfied in order to conclude the Merger.



     Schult's obligations are conditioned upon receipt of a certificate that Oakwood has performed all of its obligations under the Acquisition Agreement, certified copies of resolutions authorizing the transaction, and a good standing certificate for Oakwood. Schult is entitled to waive any of these conditions that remain unsatisfied in order to conclude the merger. Each condition to Schult's obligation to close may be waived by Schult either prior to or after approval of the Merger by the Schult shareholders (other than approval of the Merger by a majority of the Shares and expiration or waiver of the Hart-Scott-Rodino waiting period, which are requirements of Indiana and federal law, respectively[)]. However, to the extent that the terms of the Acquisition Agreement as disclosed in this Proxy Statement are waived, modified or amended in a manner materially adverse to the interests of the Schult shareholders, Schult will supplement the disclosures in this Proxy Statement, if the changes occur prior to shareholder approval, or resolicit proxies, if after Schult's shareholders approve the Merger.


     Oakwood's obligations are conditioned upon the absence of a material adverse change in the financial condition, business, operations, or prospects of Schult other than a change which affects Schult and Oakwood similarly; receipt of an opinion letter from Baker & Daniels, counsel for Schult, in the form attached to the Acquisition Agreement; holders of unexercised options to purchase have agreed to accept options to purchase Oakwood shares; Oakwood shall have received certain Phase I environmental assessments with respect to Schult's properties and the results of any reports from any supplemental testing deemed advisable thereby which shall not disclose remediation or other work deemed advisable in excess of $500,000 and any additional environmental due diligence by Oakwood shall not disclose any condition or liability expected to have a material adverse effect on Schult; Oakwood shall have received certified copies of resolutions by Schult's Board of Directors and shareholders approving the Merger; each of the Schult officers and directors shall have resigned; certain key employees of Schult shall have entered into agreements with Oakwood restricting their ability to compete with Oakwood and providing for the payment by Oakwood of certain severance benefits in the event their employment is terminated by Oakwood; Oakwood shall have received financing from NationsBank substantially on the terms of the commitment letter received from NationsBank (which commitment is subject to the following terms and conditions: that there has not occurred a material change in the business, assets, liabilities, operations, condition or prospects of Oakwood or its subsidiaries, taken as a whole; information provided to NationsBank in connection with the transaction does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; that all financial projections made available to NationsBank have been or will be prepared in good faith based on reasonable assumptions; the negotiation, execution and delivery of a definitive Credit Facility; receipt of satisfactory opinions of counsel to Oakwood and other related closing documentation; receipt and approval by NationsBank of consolidated financial statements of Oakwood and pro forma consolidated financial statements of Oakwood and Schult on a combined basis; an officer's certificate indicating compliance by Oakwood with the financial and other covenants in Oakwood's existing credit facility with First Union National Bank dated November 8, 1996; the absence of any material action or investigation that purports to affect Oakwood or the provision of the Credit Facility or of Oakwood to perform its obligations under the Credit

Facility; and that the Company is in compliance with all of its existing financial obligations); and a certificate shall have been received from Harris Trust Bank, Schult's transfer agent, certifying the number of outstanding Shares. Oakwood is entitled to waive any of these conditions that remain unsatisfied in order to conclude the Merger, except the conditions to its financing, which may only be waived by NationsBank. Oakwood's obligation to close was also conditioned (on the date the Acquisition Agreement was signed) upon its review for a specified period of Schult's business operations and certain other matters relating to Schult not disclosing any information or conditions which an investor would reasonably expect to have a material adverse effect on Schult or information or conditions materially adversely different than that in Schult's filings with the Commission. The period of time for such review has now lapsed.

     Termination. The Acquisition Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by Schult shareholders, by mutual written consent of Schult and Oakwood. In addition, the Acquisition Agreement may be terminated by either Schult or Oakwood if (a) the Acquisition Agreement and the Plan of Merger are not approved by Schult's shareholders at the shareholders' meeting; (b) the Merger is not consummated by May 15, 1998; or (c) a court or other regulatory or administrative agency or commission has issued an order or ruling permanently restraining, enjoining or otherwise prohibiting the Merger. The Acquisition Agreement may be terminated by Schult if Oakwood has materially breached its covenants set forth in the Acquisition Agreement and such breach has not been cured, or if prior to approval of the Acquisition Agreement by Schult's shareholders, Schult receives an unsolicited proposal with respect to any purchase of all or any significant portion of the assets or any equity securities of Schult, and the Schult Board of Directors determines that to proceed with the Merger would violate its fiduciary duties and has paid any required termination fee. Finally, the Acquisition Agreement may be terminated by Oakwood if there has been a breach by Schult of any representation or warranty set forth in the Acquisition Agreement which would have a material adverse effect on Schult or if Schult has materially breached its covenants set forth in the Acquisition Agreement and such breach has not been cured.
Although the Acquisition Agreement provides that Oakwood may terminate if the Disclosure Memorandum delivered by Schult discloses any information that is expected to have a material adverse effect on Schult, the Disclosure Memorandum did not disclose any such information.

     Cost Reimbursement Agreement. In the event that prior to July 15, 1998, Schult announces, enters into a letter of intent or definitive agreement, or consummates a transaction other than the Merger which provides for the disposition of a controlling interest in Schult or the sale or transfer of substantially all of Schult's assets, Schult has agreed to pay to Oakwood, up to a maximum of $3 million, an amount equal to (i) 100% of the difference, up to $1 million and (ii) 50% of the remaining difference above $1 million, between the consideration to be paid pursuant to such other transaction over $22.50 per share times the Shares outstanding on January 5, 1998. See "The Acquisition Agreement -- Termination."

                            FACTORS TO BE CONSIDERED

     The factors to be considered in determining whether to vote for approval of the Merger are essentially the same factors considered by the Board of Directors of Schult Homes Corporation in unanimously deciding to recommend
approval of the Merger.   Those factors include the past and current reported
earnings of Schult, the written opinion by AACC as to the financial fairness of the transaction, and the history and current developments in the manufactured and modular housing industry. See "Recommendation of the Board: Fairness of the Merger."

     Recently there have been trends in the industry towards consolidation of manufacturers, and towards vertical integration, by manufacturers acquiring ownership of retailers, who sell the homes to the public. Oakwood has been vertically integrated for many years, and has developed support systems for its retailers, including retail financing. While Schult has maintained its independent retailer system and intends to continue doing so, it has found it necessary to investigate financial investments in retailers in selected markets in order to protect its retailers from exclusionary ownership by other manufacturers. Schult also needs additional financing for other support systems for its retailers, which Schult may have difficulty obtaining on its own.

     As a result of the Merger, all of Schult's business will be owned by Oakwood, and Schult's earnings or losses thereafter will accrue solely to Oakwood. The Shares will be deregistered under the Exchange Act, and will no longer be publicly traded. Oakwood has advised Schult that it intends to proceed with deregistration as soon as practicable after the Effective Date.

     Upon the Effective Time, all of the Directors and Officers of Schult will resign, and be replaced by Directors and Officers nominated by Oakwood. Some of the former Schult Officers will become officers of the Surviving Corporation, but all will serve at the pleasure of Oakwood.

     If the Merger is not approved, Schult will continue as an independent entity.

                            BACKGROUND OF THE MERGER

     Schult's management has periodically investigated various alternatives to enhance the value of Schult Common Shares, including acquisition by Oakwood or other publicly or privately held entities, continuation of Schult's internal growth, joint ventures with others, and various methods for consolidating its competitive position. Particularly in view of the recent trend towards consolidation of manufacturers and towards vertical integration of the distribution of manufactured homes, Schult's Board of Directors has concluded that Schult would benefit by an alliance with a larger competitor.

     In August 1997, a competitor began a series of acquisitions of retailers in markets which are important to Schult, as well as other manufacturers of homes. Over the next several months, Schult's President, Walter E. Wells, had preliminary discussions with several of its competitors, potential partners, to discuss joint ventures for acquiring a financial interest in selected retailers. None of those discussions resulted in an agreement, although discussions may continue for that purpose. Mr. Wells also simultaneously investigated methods of obtaining financing for investment in retailers in amounts and in a manner which would not interfere with obtaining necessary financing for future expansion of Schult in order to compete in an industry experiencing consolidation. These discussions included consideration of an alliance with a larger competitor.

     Following the October 23, 1997 meeting of the Schult Board of Directors, Mr. Wells met with representatives of Oakwood and obtained an expression of interest at $21.00 per share. Mr. Wells also met after October 23 with other potential alliance prospects, but none of them suggested a price for the Shares, and some of the others indicated an intent to essentially purchase physical assets and otherwise dismantle Schult operations. On November 26, Mr. Wells responded to Oakwood by rejecting the proposed price of $21.00 per share and suggesting a price range of $23.00 per share. On November 28, Oakwood revised its offer to $22.50 per share.

     After further discussions with the Board of Directors on December 1, 1997, and upon receipt of an oral opinion from AACC on December 16, 1997, that the proposed transaction is fair to Schult shareholders in financial terms, the Board authorized Mr. Wells to execute an agreement. Oakwood agreed that it would not purchase any Shares until February 15, 1998, Schult would not solicit any offers to purchase all or substantially of the assets or outstanding stock of Schult or to merge with or into Schult until February 15, 1998, neither Schult nor Oakwood would solicit any employees of the other until July 1, 1998 and they agreed to negotiate a transaction. In the event that prior to July 15, 1998, Schult announces, enters into a letter of intent or definitive agreement, or consummates a transaction other than the Merger which provides for the disposition of a controlling interest in Schult or the sale or transfer of substantially all of Schult's assets, Schult has agreed to pay to Oakwood, up to a maximum of $3 million, an amount equal to (i) 100% of the difference, up to $1 million and (ii) 50% of the remaining difference above $1 million, between the consideration to be paid pursuant to such other transaction over $22.50 per share times the Shares outstanding on January 5, 1998.

     A definitive agreement was prepared and considered at a meeting of the Schult Board of Directors on January 2, 1998. At the meeting, AACC reviewed its fairness opinion and responded to questions by Board members. The meeting was adjourned until January 4, 1998, when consideration of the Merger was again discussed. Approval of the Acquisition Agreement was then unanimous, and the Officers were authorized to execute such documents and take all action necessary to accomplish the Merger. The Board also unanimously recommended that its shareholders approve the Merger, and authorized solicitation of proxies for a shareholders meeting to be held to consider and approve the Merger. The Acquisition Agreement was approved unanimously by the Board of Directors of Oakwood and Merger Sub on January 5, 1998.

              RECOMMENDATIONS OF THE BOARD: FAIRNESS OF THE MERGER

     The Board of Directors of Schult has unanimously determined that the Merger, taken as a whole, is fair in financial terms to Schult shareholders, and unanimously recommends approval of the Merger by the shareholders. The Board has based its determination upon a number of factors, including:

     (a) Schult Share prices have been volatile, due in part to the difficulty of maintaining steadily increasing earnings from manufacturing operations in an industry subject to many potentially adverse influences. Schult is in the group of "small cap" entities, which are not so attractive to investors as are many large cap enterprises, and Schult Common Shares have very limited liquidity with few trades on a daily basis. Small trades can affect market prices, and Schult's experience has been that large sales tend to depress the share price inordinately.

     (b) The trends towards consolidation of manufacturers and vertical integration in the distribution of manufactured homes requires manufacturers to take defensive measures, even when, as in Schult's case, it intended to continue distribution through independent retailers. Independent retailers need systematic support even more than in the past in order to remain independent, and such support requires large amounts of investment capital and greater operating costs than in the past, both of which need be spread over a larger volume of sales in order to maintain the margins prevalent in the industry.
The demands for funds to protect Schult retailers from control by competitors makes it difficult for Schult to raise capital and provide operating support for independent dealers, without the assistance of financing and operating capabilities available by an alliance with another entity.

     Retail distribution consolidation is also occurring through the formation of buying groups of retailers, some of which are affiliated by contractual management arrangements, and some of which have become part of publicly-held entities, in a process known as "rollups." All of these developments are new to the manufactured housing industry, but provide transferable value to retailers and thus contain their own impetus for continuing and growing throughout the industry. These groups and entities present new challenges to manufacturers, and in many cases are not affiliated with particular manufacturers except on a negotiated purchasing basis. These groups are a new development in the manufactured housing industry, and larger manufacturer groups will be more easily able to respond to their demands. The existence of these groups also makes it easier for competitor manufacturers to acquire control of large parts of the retail distribution system by forming an alliance with the groups, rather than having to deal with numerous individual retailers.

     (c) The $22.50 per share price to be received by the holders of the Shares in the Merger compared to (i) historical and recent market prices for the Shares; (ii) market prices for other companies believed to be comparable to Schult; and (iii) prices proposed by other potential acquirers in preliminary discussions with management. The low trading volume of Shares, which limits the liquidity of the Schult shareholders and exaggerates the impact on trading price of trades in Shares.

     (d) The written opinion by AACC to the Board of Directors that the proposed cash merger is fair in financial terms to Schult shareholders. The Board of Directors has worked with AACC in the past, as it was one of its lead underwriters in a public offering by Schult in July, 1992, and has continued to follow the Shares in the aftermarket since that time. AACC is familiar with Schult and the industry, and has reviewed Schult's current operations and the proposed Merger, and has found it to be fair in financial terms to Schult shareholders. See "Opinion of Financial Advisor."

     (e) The relationship of the cash price to Schult shareholders and the historical price earnings ratio for the Shares, particularly in view of Schult's declining earnings in the first two quarters of fiscal year 1998 indicates that the price is more favorable than may be expected from the market in the near future. Although the market price for the Shares has advanced since the initial determination of interest and price, but the expected price recognition of decreased earnings makes the cash price appear to be favorable.

     (f) The Board of Directors holds 17.9% of the outstanding Shares, and their individual determination that the cash price is fair is a good indicator that other Schult shareholders will also believe it to be financially fair.

     (g) Oakwood's financial condition and ability to meet its obligations under the Acquisition Agreement.

     (h) Schult management has been aware of and familiar with Oakwood's operations for some time, and believes that the two corporate cultures are similar, and operations will prove a good fit for all employees of Schult, its retailers and suppliers.

                          OPINION OF FINANCIAL ADVISOR


     Schult retained AACC as its financial advisor to render an opinion as to the fairness of the Merger Price to Schult's shareholders. Schult contacted or interviewed other potential financial advisors prior to selecting AACC. Schult selected AACC because of its reputation, its knowledge of the manufactured housing industry, and its past relation to Schult. AACC served as one of the lead underwriters for a public offering of Schult Shares during July, 1992. Since that time, an AACC analyst has reported on Schult and the manufactured housing industry. In the ordinary course of AACC's business, AACC and its affiliates may actively trade securities of Schult and Oakwood for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     On January 5, 1998, AACC rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in its written opinion, the Merger Price to be received by Schult shareholders is fair to them from a financial point of view.


     The full text of the written opinion of AACC dated January 5, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement and should be read in its entirety for information with respect to procedures followed, assumptions made and matters considered by AACC in rendering such opinion. AACC's opinion was prepared for the Schult Board of Directors and addresses only the fairness of the consideration to the holders of the Shares. The AACC opinion does not constitute a recommendation to any Schult shareholder as to how such shareholder should vote with respect to the proposed Merger. The summary of the opinion of AACC set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.


     It is a condition to Schult's obligations (and the obligation of Oakwood) to proceed with the Merger that AACC's fairness opinion not be withdrawn as of the effective time of the Merger.


     In connection with its opinion, AACC reviewed the Acquisition Agreement and related documents and held discussions with certain senior Officers of Schult, members of its Board of Directors, and other representatives and advisors of Schult concerning the business, operations, and prospects of Schult. AACC also reviewed publicly available business and financial information relating to Schult as well as certain financial and other data provided by Schult's management. AACC reviewed the financial terms of the Merger as set forth in the Acquisition Agreement in relation to: (i) current and historical market prices of the Shares; (ii) Schult financial and operating data; and (iii) the capitalization and financial condition of Schult. In addition, AACC considered, to the extent publicly available, the financial terms of certain recent similar transactions AACC considered relevant in evaluating the Merger and certain financial, stock market and other publicly available information relating to other companies AACC considered relevant in evaluating Schult. In rendering its opinion, AACC assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, and it did not make, obtain or assume any responsibility for independent verification of such information. In addition, AACC did not make an independent evaluation or appraisal of Schult. With respect to the financial data, AACC has assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Schult as to the future financial performance of Schult. AACC has assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. In connection with AACC's engagement, AACC did not solicit indications of interest from third parties for the possible acquisition of Schult. Neither did AACC recommend or determine the amount of consideration to be paid.



     The following is a summary of the material financial analyses AACC utilized in connection with providing its written opinion to the Board of Directors of Schult on January 5, 1998. The summary of the analyses does not purport to be a complete description of the analyses underlying AACC's opinion.



            (a) Share Trading History. AACC reviewed the performance of the trading price and volume of the Shares for the period from December 27, 1996 through December 30, 1997. This examination indicated that during this period, the trading price of the Shares ranged from $15.50 per share to $20.38 per share.

            (b) Implied Multiple and Premium Analysis. AACC calculated certain valuation multiples implied by the terms of the Merger Agreement based on a per Share value of $22.50. AACC calculated that the total equity value as a multiple of Schult's latest twelve months' ("LTM") net income, projected calendar 1997 net income, and projected calendar 1998 net income was 12.3x, 13.7x, and 11.6x, respectively, based on a per share value of $22.50. AACC also calculated that the total enterprise value (defined to be total equity value plus total debt less cash and cash equivalents, also referred to as total market capitalization) as a multiple of Schult's LTM earnings before interest and taxes ("EBIT"), LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), and LTM sales was 7.5x, 5.7x, and 0.3x, respectively, based on a per share value of $22.50.

            AACC calculated the percentage premium implied by the terms of the Merger Agreement relative to the market price of the Shares one day, one week and four weeks prior to the announcement of the Merger, and relative to the 52-week high market price of the shares. AACC calculated that the percentage premium to the market price of the Shares one day, one week and four weeks prior to the announcement of the Merger was 10.4%, 12.5% and 25.0%, respectively, and the premium offered relative to the 52-week high market price of the Shares was 10.4%.

            (c) Discounted Cash Flow Analysis. AACC performed discounted cash flow analyses of Schult based on estimates of projected financial performance prepared by Schult's management for the six months ended 6/30/98 and for the fiscal years 1999 to 2002. Schult's estimates included two scenarios: a base case scenario which assumed the business is operated consistent with the historical manner, and an industry consolidation scenario which assumed the industry undergoes significant consolidation in manufacturing, retailing and financing and Schult acquires several dealers. In the discounted cash flow analyses, AACC calculated a range of present values of the sum of (i) Schult's estimated free cash flows for the six months ended 6/30/98 and the fiscal years ending 1999 through 2002 using discount rates ranging from 15.0% to 18.0% and
            (ii) the estimated terminal value in fiscal year 2002 based on a multiple of Schult's EBIT in fiscal 2002 ranging from 6.0x to 7.0x and discounted at rates ranging from 15.0% to 18.0%. Using the foregoing discounted cash flows and terminal values, AACC calculated the equity value per Share to range from $15.45 to $23.22.

            (d) Comparable Public Company Analysis. AACC compared certain financial and operating information for Schult to the corresponding financial and operating information of the following group of manufactured housing companies (the "Comparable Companies"):
            American Homestar Corporation, Belmont Homes, Inc., Cavalier Homes, Inc., Liberty Homes, Inc., Skyline Corp., and Southern Energy Homes, Inc. AACC analyzed, among other things, the market price per share of common stock of each Comparable

            Company and Schult as a multiple of LTM EPS, estimated calendar 1997 EPS, and estimated calendar 1998 EPS, and the total market capitalization as a multiple of LTM EBIT, LTM EBITDA, and LTM sales. For the Comparable Companies (excluding outliers), an analysis of market price per share as a multiple of LTM EPS yielded a range of 8.3x to 14.9x with a mean of 11.0x; an analysis of market price per share as a multiple of estimated 1997 EPS yielded a range of 9.2x to 16.1x with a mean of 13.2x; an analysis of market price per share as a multiple of estimated 1998 EPS yielded a range of 7.8x to 13.2x with a mean of 10.3x; an analysis of total market capitalization as a multiple of LTM EBIT yielded a range of 5.0x to 8.1x with a mean of 6.0x; an analysis of total market capitalization as a multiple of LTM EBITDA yielded a range of 4.6x to 7.2x with a mean of 5.2x; an analysis of total market capitalization as a multiple of LTM sales yielded a range of 0.1x to 0.6x with a mean of 0.3x.



            (e) Comparable Transactions Analysis. AACC analyzed certain information relating to the following selected transactions in the manufactured housing industry (the "Comparable Transactions"):
            Belmont Homes, Inc./Cavalier Homes, Inc.; Brilliant Holding Corporation/American Homestar Corporation; Cavco Industries/Centex Real Estate Corporation; BR Holding (Blue Ribbon)/Southern Energy Homes, Inc.; Redman Industries, Inc./Champion Enterprises, Inc.; Newco Homes/Palm Harbor Homes; Homes of Legend, Inc. and Legend Realty, Inc./Champion Enterprises, Inc.; Grand Manor, Inc./Champion Enterprises, Inc.; New Horizon Manufactured Homes/Champion Enterprises, Inc.; Imperial Homes Corp./Southern Energy Homes, Inc.; Spirit Homes Inc./Belmont Homes, Inc.; Destiny Industries/Oakwood; Chandeleur Homes and Crest Ridge Homes/Champion Enterprises, Inc.; Astro Manufacturing Co./Cavalier Homes, Inc.; Prestige Home Centers, Inc./Nobility Homes, Inc.; Imperial Manufactured Homes/Southern Energy Homes, Inc.; Golden West Homes/Oakwood; and Dutch Housing, Inc./Champion Enterprises, Inc. Such analysis indicated that for the comparable transactions (excluding outliers), total equity value as a multiple of LTM net income ranged from 4.9x to 14.0x with a mean of 9.0x, total enterprise value as a multiple of LTM EBIT ranged from 4.0x to 9.5x with a mean of 6.7x, and total enterprise value as a multiple of LTM EBITDA ranged from 4.0 to 8.0x with a mean of 6.0x.



            (f) Premium Analysis. AACC analyzed the percentage premiums offered in public mergers within the manufactured housing industry. AACC calculated the premium offered relative to the market price one day, one week, and four weeks prior to the announcement date of each transaction, and the premium offered relative to the 52-week high market price. The analysis indicated that the mean percentage premium one day, one week, and four weeks prior to announcement was 10.6%, 13.6% and 25.9%, respectively, while the mean premium/(discount) to the 52-week high market price was (14.5)%. The median percentage premium one day, one week, and four weeks prior to announcement was 13.2%, 18.9% and 30.5%, respectively, while the mean premium to the 52-week high market price was 3.9%.



     AACC also analyzed the percentage premiums offered in all cash transactions of $75 million to $200 million in size announced since 1996. AACC calculated the premium offered relative to the market price one day, one week, and four weeks prior to the announcement date of each transaction, and the premium offered relative to the 52-week high market price. The analysis indicated that the median percentage premium one day, one week, and four weeks prior to announcement was 25.1%, 33.5% and 35.9%, respectively, while the median premium to the 52-week high market price was 6.0%.



     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description.
Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying AACC's opinion. In arriving at its fairness determination, AACC considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Schult or the Merger. The analyses were prepared solely for purposes of AACC's opinion provided to the Board of Directors of Schult as to the fairness of the consideration to be received by Schult's stockholders pursuant to the Acquisition Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Schult, Oakwood, AACC or any other person assumes responsibility if future results are materially different from those forecast.



     Schult has agreed to pay AACC a noncontingent financial advisory fee of $300,000 for its services as financial advisor to the transaction. An additional contingent fee of up to 1% of the transaction price may be paid in the event a transaction at a cash price greater than $22.50 per Share is consummated.


                   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The disposition of the Shares pursuant to the terms of the Acquisition Agreement may give rise to capital gain or loss. The Taxpayer Relief Act of 1997 made significant changes to the taxation of capital gains of individuals, trusts and estates. Generally speaking, for gains properly taken into account after July 28, 1997, the maximum rate of federal income tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%. The maximum rate of tax for tax on net capital gains from the sale of capital assets held more than one year but not more than 18 months remains at 28%. Short-term capital gains (gains related to the sale of Shares held for less than a year) are still taxed at the same rates applicable to ordinary income. For taxpayers with certain income levels, the marginal federal income tax rate applicable to ordinary income can range up to 39.6%. Capital losses continue to be deductible to the extent of capital gains plus, in the case of individuals, $3,000 per taxable year. This discussion is not based on an opinion of counsel, and each Schult shareholder should consult their own tax advisor regarding the tax consequences of the Merger.

                      ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for by Oakwood under the "purchase" method of accounting whereby the purchase price will be allocated based on fair market values of assets acquired and liabilities assumed.

                              DISSENTERS' RIGHTS

     Under the IBCL, holders of the Shares will not be entitled to appraisal rights as a result of the Merger. Under the IBCL, appraisal rights are unavailable in a merger for shares of any class of stock which on the record date for the shareholder vote on such merger are listed on a national securities exchange. On the record date the Shares were listed on the American Stock Exchange. Accordingly, holders of the Shares will not be entitled to appraisal rights as a result of the Merger.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Other than with respect to the employment arrangements and the non-competition and severance agreements described in this paragraph, no director or executive officer of Schult or associate of any such director or executive officer has any substantial interest in the Merger, other than any interest arising from the ownership of securities of Schult (in which case each such owner receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class of securities). Substantially all of the officers of Schult are expected to remain in the employ of Schult as the Surviving Corporation after the Merger. Additionally, upon consummation of the Merger, certain Schult officers viz., Walter E. Wells, John P. Guequierre, Ervin L. Bontrager, William S. Reasor, and Frederick A. Greenawalt, will enter into noncompetition and severance agreements with the Surviving Corporation of the Merger providing for (a) a two-year noncompetition period from the Effective Time; (b) certain severance benefits at the rate of base compensation currently being received, in addition to the bonus compensation earned for the fiscal year ended June 27, 1997, and (c) continuation of Schult's current severance policy for payment of severance benefits upon termination for other than cause in an amount equal to one-half week of salary for each year of service.


     Oakwood's management has indicated that it will recommend to the Compensation Committee of Oakwood's Board of Directors that it grant stock options to the following Schult officers to purchase the number of shares of Oakwood Common Stock indicated by such officer's name: Walter E. Wells, 45,000; John P. Guequierre, 40,000; Ervin L. Bontrager, 30,000; and William Reasor, 20,000.

                       HOLDINGS OF SCHULT COMMON SHARES

     Members of the Board of Directors of Schult have significant holdings of Schult Common Shares. Upon the Effective Time of the Merger, Management will have the right to receive the cash price for their shares, except for unexercised options to purchase Shares, to the extent that Management who are also employees elect to receive options to purchase Oakwood shares instead. Neither Oakwood nor any of its benefit plans are beneficial owners of any of the Shares. All of the persons named below, to Schult's knowledge, have beneficial ownership and voting power for the Shares shown.

        PERSONS KNOWN TO OWN BENEFICIALLY MORE THAN FIVE PERCENT (5%)
                            OF OUTSTANDING SHARES


Name                               Number of Outstanding Shares     Percent
----                               ----------------------------     -------
Heartland Advisors, Inc.                       585,020               13.0%
790 N. Milwaukee Street
Milwaukee, WI  53202-3712

Fidelity Management & Research Corp.           435,920                9.7%
82 Devonshire St.
Boston, MA  02109

Wellington Management Company                  320,000               7.14%
75 State Street
Boston, MA  02109-1809

Walter E. Wells, President                     271,554(1)             6.0%
P.O. Box 151
Middlebury, IN  46540

------------------------


(1) This total includes Mr. Wells' options. See "Options to Purchase Schult Common Shares."

     Security Ownership of Certain Schult Management. The following table sets forth the beneficial ownership of Schult Common Shares by each Schult Director and each Schult Executive Officer who earned more than $100,000 during fiscal year 1997 and all Directors and Officers as a group. The beneficial ownership information set forth below includes unvested options for the Shares or Directors' units which will become fully vested on the Effective Date of the Merger, more fully described in the table next following this table:


NAME OF                    AMOUNT AND NATURE                 PERCENT OF CLASS
BENEFICIAL OWNER           OF BENEFICIAL OWNERSHIP           BENEFICIALLY OWNED
----------------           -----------------------           ------------------
Walter E. Wells                  271,554 (1)(3)                          6.0%
Francis M. Kennard               153,919 (1)(3)                          3.4%
John P. Guequierre                67,746 (1)(3)                          1.5%
Ervin L. Bontrager               119,808 (1)(3)                          2.6%

Frederick A. Greenawalt                   12,582 (1)(3)                  0.3%
William S. Reasor                         11,400 (1)(3)                  0.2%

Todd Goodwin                              65,712 (2)                     1.5%
Donald Pletcher                           98,862 (2)                     2.2%
Robert Deputy                             83,644 (2)                     1.9%

Directors and Officers as a Group        885,227 (4)                    19.7%


------------------------------
(1) Including the options granted under the 1995 Share Incentive Plan. These options to purchase Common Shares are the fair market value on October 19, 1995 at the exercise price of $12.71 and October 24, 1996 at the exercise price of $19.79, the dates the options were granted.

(2) Includes the shares which will be issued pursuant to the Directors Deferred Compensation Plan approved at the Shareholders Meeting held October 24, 1996.

(3) Refer to Options to Purchase Schult Common Shares Chart below for individual Share Options.

(4)  Includes all Options to Purchase Schult Common Shares.

                   OPTIONS TO PURCHASE SCHULT COMMON SHARES

     Several plans for the purchase of Schult Common Shares have been in place for some time, and there are options outstanding pursuant to those plans, all of which are described in the Form 10-K incorporated herein by reference. The following table sets forth the options available to each Director and Executive Officer as of the date of this Proxy Statement. As a result of the Merger, each option shall become fully vested, and pursuant to the Acquisition Agreement, each such option shall either be exercised in Shares and the Shares purchased for $22.50 per share, or it will become an option to purchase shares of Oakwood pursuant to an agreement offered by Oakwood to each such individual employees.


Name and Title              Shares Available        Original Vesting Date    Option Price
--------------              ----------------        ---------------------    ------------
Walter E. Wells, President     12,000               October 19, 1996(1)         $12.71
                                6,000               October 24, 1997(2)         $19.79
Francis M. Kennard              6,000               October 19, 1996(1)         $12.71
                                2,400               October 24, 1997(2)         $19.79
John P. Guequierre             12,000               October 19, 1996(1)         $12.71
                                6,000               October 24, 1997(2)         $19.79
Ervin L. Bontrager              9,000               October 19, 1996(1)         $12.71
                                4,950               October 24, 1997(2)         $19.79
Frederick A. Greenawalt         3,600               October 19, 1996(1)         $12.71
                                2,400               October 24, 1997(2)         $19.79
William S. Reasor               6,000               October 19, 1996(1)         $12.71
                                3,000               October 24, 1997(2)         $19.79

-----------------------

(1) Under the 1995 Share Incentive Plan half of the shares granted under the option vested after one (1) year and the remaining half of the shares vested after two (2) years. Therefore the remaining half of the shares granted on October 19, 1995 vested on October 19, 1997.

(2) Under the 1995 Share Incentive Plan half of the shares granted under the option vested after one (1) year and the remaining half of the shares vested after two (2) years. Therefore the remaining half of the shares granted on October 24, 1996 vest on October 24, 1998.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Schult (registrant no. 0-15506) with the Commission pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

     1. Annual Report on Form 10-K for the year ended June 28, 1997 (filed September 26, 1997), filing number 0000950137-97-003167.

     2. Amendment on Form 10-K/A for the year ended June 28, 1997 (filed October 3, 1997), filing number 0000950137-97-003259.

     3. Quarterly Report on Form 10-Q for the quarter ended September 27, 1997 (filed November 13, 1997), filing number 0000803349-97-000006.

     4. Quarterly Report on Form 10-Q for the quarter ended December 27, 1997 (filed February 10, 1998), filing number 0000950137-98-000385.

     5. Quarterly Report on Form 10-Q/A for the quarter ended December 27, 1997 (filed February 26, 1998), filing number 0000950137-98-000779.

     6. Current Report on Form 8-K dated August 22, 1997 (filed August 25,
1997), filing number 0000803349-97-000003.

     7. Current Report on Form 8-K dated January 6, 1998 (filed January 6, 1998), filing number 0000803349-98-000002.

     8. Current Report on Form 8-K dated February 25, 1998, filed February 27, 1998, filing number 0000803349-98-000007.]


     All documents filed by Schult pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Proxy Statement and prior to the date of the Special Meeting are deemed to be incorporated herein by reference herein, as modified or amended, if applicable.

     Upon written or oral request, Schult will send to you, without charge, a copy of any or all of the documents incorporated by reference. The request must be directed to the attention of Frederick Greenawalt, Vice President - Finance, Schult Homes Corporation, P.O. Box 550, Elkhart, Indiana 46515-0550 (219-294-3574).

                                OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Meeting.
If any other matters are properly presented for action at the Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                     By Order of the Board of Directors

                                     SCHULT HOMES CORPORATION



                                     Kennard R. Weaver
                                     Secretary


Middlebury, Indiana
March 4, 1998

                        SCHULT HOMES CORPORATION PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby designates Walter E.Wells or Kennard R. Weaver, or either of them, to act as proxy for the purpose of voting the common shares of Schult Homes Corporation held of record by the undersigned on March 4, 1998, at the Special Shareholders meeting of the Corporation on April 1, 1998 and any adjournment thereof, as directed herein, or in the absence of direction and as to any other matters which may come before the meeting, in the discretion of said proxies as follows:

     I VOTE FOR THE APPROVAL OF THE ACQUISITION          FOR   AGAINST  ABSTAIN
     AGREEMENT WITH OAKWOOD HOMES
     CORPORATION AS DEFINED IN THE PROXY                 [ ]     [ ]      [ ]
     STATEMENT, AND AUTHORIZE THE SCHULT HOMES
     CORPORATION BOARD OF DIRECTORS TO WAIVE
     CONDITIONS OR MODIFY THE ACQUISITION
     AGREEMENT FOR ANY MATTER NOT MATERIALLY
     ADVERSE TO SCHULT SHAREHOLDERS.

                                                         Dated: __________, 1998


_______________________________________           ______________________________
          (Name of Shareholder)                         (Name of Shareholder)

(PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR CERTIFICATES, WITH ALL PERSONS SIGNING ON JOINTLY HELD CERTIFICATES.)

PROXIES SIGNED AND RETURNED WITHOUT CHECKING ANY BOXES WILL BE EFFECTIVE AS VOTES FOR APPROVAL.